QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF ISLE OF CAPRI CASINOS, INC.

WHOLLY-OWNED SUBSIDIARIES	STATE OF INCORPORATION
Black Hawk Holdings, L.L.C.	Colorado
Capri Air, Inc.	Mississippi
Capri Insurance Corporation	Hawaii
Casino America of Colorado, Inc.	Colorado
CCSC Blackhawk, Inc.	Colorado
Grand Palais Riverboat, Inc.	Louisiana
IC Holdings Colorado, Inc.	Colorado
IOC-Boonville, Inc.	Nevada
IOC-Davenport, Inc.	Iowa
IOC-Kansas City, Inc.	Missouri
IOC-Lula, Inc.	Mississippi
IOC-Natchez	Mississippi
IOC Black Hawk County, Inc.	Iowa
IOC Holdings, L.L.C.	Louisiana
IOC Pittsburgh, Inc.	Pennsylvania
IOC Services, L.L.C.	Delaware
Isle of Capri Bettendorf, L.C.	Iowa
Isle of Capri Black Hawk, L.L.C.	Colorado
Isle of Capri Marquette, Inc.	Iowa
PPI. Inc	Florida
Riverboat Corporation of Mississippi	Mississippi
St. Charles Gaming Company, Inc.	Louisiana
The Isle Casinos Limited	United Kingdom
IOC Caruthersville, L.L.C.	Missouri
IOC Blackhawk Distribution Company, L.L.C.	Colorado
Isle of Capri Bahamas Holdings, Inc.	Mississippi
PARTIALLY-OWNED SUBSIDIARIES
Blue Chip Casinos, Ltd.	United Kingdom

QuickLinks

  Exhibit 21.1